UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 24, 2017

DREAM HOMES & DEVELOPMENT CORPORATION

(Exact Name of Registrant as specified in its charter)

Nevada	333-174674	26-4012225
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

314 Rt 9 Forked River, New Jersey 08731

(Address of Principal Executive Offices and Zip Code)

Registrant’s Telephone Number, Including Area Code: (609) 693-8881

Item 2.02 Results of Operations and Financial Condition

Dream Homes & Development Corporation filed its 10-Q for the quarter ended June 30, 2017 and it was accepted by the SEC on August 21, 2017. The following press release was issued through Marketwired at 8:00 am EST on Tuesday, August 22, 2017.

Dream Homes & Development Corporation shows Profitable Results, Expands Business, and Adds Key Personnel in Q2 Report for 2017

FORKED RIVER, NJ – (Marketwired - August 22, 2017) – Dream Homes & Development Corporation (OTCQB: DREM), a licensed new home builder and general contractor, has filed its second quarter financial report. The Company reported gross profit of $530,545 and a net profit before taxes of $132,917 on construction revenues of over $1.76 million. The entire filing can be viewed at https://www.otcmarkets.com/stock/DREM/filings.

Dream Homes is a fully integrated real estate Company specializing in the elevation and moving of homes, new construction of townhouses and single-family homes, as well as development and sale of approved, single-family homes and various residential properties located throughout central /southern New Jersey. Dream Homes had several operational achievements and milestones during the quarter ended June 30, 2017

●	Vince Simonelli, as Chairman and CEO of Dream Homes, proudly announces that the Company was able to deliver profitable results on a net basis despite costs associated with going public.

●	The new stock symbol DREM was granted on Tuesday, May 2, 2017 and effectively completed the process to bring our dynamic company public. The Company announced this action on May 5, and discussed how Dream performs full construction and development services, since it is licensed as both new home builder and general contractor and offers the full spectrum of services that a client may need. For this reason, Dream occupies a unique place in the market.

●	On May 24, 2017, Dream announced that it would transition from commonly used construction materials to next generation materials over a long-term plan with LIG Assets, Inc.

●	On June 1, 2017, Dream Homes issued a significant press release that included the acquisition of a new modular division and showroom in Point Pleasant, NJ. The showroom offers a complete kitchen, bath, flooring and finish design center. The acquisition included four ongoing projects, a new VP of Sales Lou Obsuth, and clear potential for extensive prospects from Lou’s contacts / client base.

●	Also on June 1, 2017, Dream hired Joe Pascucci as its VP of Business Development. Joe developed and led the elevation, renovation and new home division for a competitor over the last four years and was responsible for $8 million in sales during that time.

Mr. Simonelli stated, “The business of elevation and renovation has evolved tremendously over the last 4 years at the Jersey Shore, and Dream Homes has remained as one of the best builders and general contractors in New Jersey. We’ve completed almost 200 complete elevation and renovation projects, including 28 that other contractors had abandoned. Due to our reputation and ability to handle varied and difficult construction projects, we’re growing steadily and constantly improving our Dream Team. We’re proud to be the only public company performing this type of work at the shore and will continue to be the preferred choice for elevation, renovation and new construction needs in the years to come.”

Management and Personnel Overview:

Dream Homes is led by Vincent Simonelli, who has been directly involved in the development, construction and sale of over 1800 home and commercial projects since 1993 in New Jersey. In addition to developing and building over 1600 single and multi-family units, Vince developed an additional 1000 units which were sold to other national builders as well as over 200 elevation and renovation projects.

Tim Tennis has over 30 years’ experience in both commercial and residential applications. In addition, Tim is or was licensed in all three mechanical trades (plumbing, electric and HVAC) and brings a wealth of structural experience to the table. Tim oversees and runs the busiest Dream region, which is the northern Ocean region and has directly overseen over 80 elevation and new home construction projects for Dream.

Dream Homes has one regional project manager and five project managers who manage construction projects in building regions. Additionally, Dream Homes has five separate carpentry and framing crews, its own plumbing crew, its own dedicated HVAC crew, and a licensed electrician on staff.

About Dream Homes & Development Corp.

Dream Homes & Development Corp. (OTCQB: DREM) is a full-service construction company based in Forked River, New Jersey equipped to complete all aspects of a building project including design, architectural, engineering, and construction. As licensed new home builders and general contractors, Dream Homes is actively raising, renovating and reconstructing homes up and down the New Jersey shore area. In addition to its renovation and elevation division, Dream has several properties in development, comprising 13 new single-family homes and 58 townhomes. Please visit our website at www.dreamhomesltd.com and blog at http://blog.dreamhomesltd.com for more information.

Forward-Looking Statements

This press release may contain forward-looking statements. The words “believe,” “expect,” “should,” “intend,” “estimate,” “projects,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks are detailed in the Company’s respective filings at www.otcmarkets.com.

Company Contacts:

Dream Homes & Development Corp.

Vincent Simonelli, President & CEO

Office: (609) 693-8881

Email: vince@dreamhomesltd.com

Investor Relations:

Green Chip IR

Attn: Matt Chipman

Office: (818) 923-5302

Email: matt@greenchipir.com

(SIGNATURES ON FILE)

Link to press release:

http://www.marketwired.com/press-release/dream-homes-development-corporation-shows-profitable-results-expands-business-adds-otcqb-drem-2230991.htm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dream Homes & Development Corp.

/s/ Vincent Simonelli
Vincent Simonelli, President & CEO
Date: August 24, 2017